Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact: Peter Walsh FactSet Research Systems Inc. 203.810.1000

FOR IMMEDIATE RELEASE

FactSet Research Systems Completes Acquisition of StreamVPN Limited

September 6, 2005, (Norwalk, CT) — FactSet Research Systems Inc. (NYSE: FDS), a major supplier of computer-based financial and economic data to the investment community, completed its previously announced acquisition of all the outstanding capital stock of StreamVPN Limited on September 1.

FactSet paid consideration of GBP13 million, subject to adjustments based on levels of working capital. Contingent consideration will also be payable if certain revenue targets are met over the next 14 months.

Based in London, with offices in New York and Hong Kong, StreamVPN provides leading brokerage houses and their equity fund management clients worldwide with tools that maximize the value of equity research. StreamVPN’s flagship product, Alpha Network, is specifically designed to enhance the communication between institutional money managers and the brokerage community by providing a platform to consistently filter, track and evaluate high conviction investment ideas. Alpha Network is currently utilized by some of the world’s largest buy-side and sell-side firms throughout Europe, Asia and the United States.

About FactSet

FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis.

The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations, along with its affiliates, from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Tokyo, Hong Kong, and Sydney.

About StreamVPN Limited

StreamVPN (http://www.streamvpn.com) provides the world’s leading brokerage houses and their most important equity fund management clients with tools that maximize the value of equity research. The Alpha Network, launched in early 2003, helps fund managers identify and assess the sell-side’s high conviction ideas best suited to their particular investment criteria and has quickly become an industry standard with over 2,000 brokers from more than 100 sell-side firms using the Alpha Network to submit ideas to their most important clients. The Alpha Pool, a service launched in mid-2004, is a system used by both fund managers and brokerage firms to share and track internal ideas. Headquartered in London, StreamVPN has offices in New York City and Hong Kong.